Exhibit 99.1

For Immediate Release

Meridian Bioscience Names Andy Kitzmiller as Chief Financial Officer

CINCINNATI, OHIO, February 21, 2022 (PRNewswire) – Meridian Bioscience, Inc. (NASDAQ: VIVO), a leading global provider of diagnostic testing solutions and life science raw materials, announced today that Andy Kitzmiller joined Meridian Bioscience as Executive Vice President and Chief Financial Officer, reporting directly to CEO Jack Kenny. He will oversee the global finance organization and financial activities, including accounting and controllership, financial planning and analysis, tax, internal audit, and treasury.

Mr. Kitzmiller joins Meridian from Hillenbrand, Inc., where he was Vice President, Chief Accounting Officer, and Corporate Controller. In that role, he was responsible for all external and internal financial reporting, internal controls over financial reporting and supported the annual budgeting, periodic forecasting, and quarterly earnings guidance processes. Prior to Hillenbrand, Mr. Kitzmiller was the Vice President of Finance and Corporate Controller of Milacron, spent five years in various global finance roles at GE Aviation, and spent ten years in the audit practice of Deloitte & Touche.

“We are excited to welcome Andy to Meridian to help develop and execute strategies that continue to drive sustainable revenue growth and profitability across the company,” commented Jack Kenny, Chief Executive Officer. “Andy’s diverse experience and strategic finance expertise will be instrumental as we take Meridian into the future.”

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets, and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy, and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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